Exhibit 15.3

July 9, 2008

Ninetowns Internet Technology Group Company Limited
22nd Floor, No.1 Tower, Majestic Towers,
No.20 Gong Ti East Road, Chaoyang District Beijing 200020
The People’s Republic of China

Dear Sirs,

Ninetowns Internet Technology Group Company Limited (the "Company")
Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the annual report on Form 20-F of Ninetowns Internet Technology Group Company Limited with the U.S. Securities and Exchange Commission, and to the reference therein to our firm under the heading "Enforceability of civil liabilities" in the annual report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman